Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to the registration statement (No. 333-154839) on Form S-4 of Nuvelo, Inc. (now known as ARCA biopharma, Inc.) of our report dated October 28, 2008, with respect to the balance sheets of ARCA biopharma, Inc. (now known as ARCA biopharma Colorado, Inc.) as of December 31, 2007 and 2006, and the related statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the Form S-4 of Nuvelo, Inc. (now known as ARCA biopharma, Inc.) which was declared effective on November 25, 2008. Our report refers to ARCA biopharma, Inc.’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

KPMG LLP

Boulder, Colorado

February 12, 2009